Change in Control Policy

Table of Contents

1.Introduction    3
1.1.Overview    3
1.2.Purpose of the Policy    3
1.3.Objectives    3
1.4.Scope    3

2.Policy    3
2.1.Policy Statement & Description    3
2.2.Roles and Responsibilities    5

3.Appendix    5
3.1.Glossary    5
3.2.Related Policies & Regulations    6
3.3.Section 409A and Section 457A    6
3.4.Benefits Under Applicable Laws    7

Change in Control Policy

1.	Introduction

1.1.	Overview
The PartnerRe Ltd. Change in Control Policy (this “Policy”) protects the salary and benefits of certain key executives in situations where a change in control has occurred and the key executive has terminated employment within 12 months of such event.

1.2.	Purpose of the Policy
The purpose of this Policy is to secure the continued services of key executives of PartnerRe Ltd. (the “Company”) and to ensure their continued dedication to their duties in the event of, or the threat of, a significant corporate transaction.

1.3.	Objectives

–	provide incentives to ensure key executives act in the best interests of shareholders in the event of a significant corporate transaction; and

–	provide protection to key executives who may be asked to defend against hostile takeovers.

1.4.	Scope
This Policy is intended to apply to certain key executives, as approved by the Compensation and Management Development Committee (“Participants”), and will be managed and administered by Group Compensation and Benefits department.

2.	Policy

2.1.	Policy Statement & Description
CIC Award Conditions
Participants are entitled to CIC award provisions under the following conditions:

–	Significant Transaction, as defined herein, has occurred within the last 12 months; and

–	The Participant is terminated by the Company for reasons other than death, disability or “Cause” or the Participant terminates with “Good Reason”, as defined herein, during the Transition Period.

CIC Award Provisions by Tier Level
The CIC award provisions for each Participant are defined by the tier level of the Participant.

	Tier 1	Tier 2	Tier 3
Award Provisions	Group Chief Executive Officer	Executive Committee Member	Other
Base Salary	3 times annual	2 times annual	1 time annual
Cash Annual Incentive (1)	3 times	2 times	1 time
Prorata Target Cash Annual Incentive (2)	1	1	1
Health and Welfare	3 years	2 years	N/A
Equity-Based Awards (3)	Accelerated vesting and, if applicable, payment of any unvested awards
Other Benefits	As per individual contracts

(1)
Cash Annual Incentive is an amount that is equal to the percentage calculated by multiplying the sum of the percentage that is the Payout as % of Target for each of the three fiscal years prior to the fiscal year in which the Significant Transaction occurs, divided by 3 (the “Average Payout Percentage”) and multiplying the Average Payout Percentage by the target Annual Incentive for the fiscal year in which the Significant Transaction occurs or an amount that is equal to the target Annual Incentive for the fiscal year in which the Significant Transaction occurs, whichever is greater.

(2)	Prorated for year of termination.

(3)
This treatment of equity awards will apply in the event of an occurrence of a Significant Transaction and a qualifying termination, notwithstanding the treatment of such awards provided in the applicable equity plans and award agreements. For the avoidance of doubt, this treatment of equity awards in the event of an occurrence of a Significant Transaction and a qualifying termination under this Policy will be the same as the treatment of equity awards in the event of a Change in Control (as defined in the applicable equity plans) under the applicable equity plans and award agreements. For further avoidance of doubt, in the event of an occurrence of a Change in Control (as defined in the applicable equity plans), regardless of whether such occurrence constitutes a Significant Transaction, the treatment of equity awards provided in the applicable equity plans and award agreements will apply.

2.2.	Roles and Responsibilities
The Compensation and Management Development Committee approves this Policy. This Policy will be managed and administered by Group Compensation and Benefits.

3.	Appendix

3.1.	Glossary
If warranted provide a list of terms and definitions used in the policy that may not be commonly known to readers. It should be included only if needed.

Terms	Definitions
Significant Transaction
(i)    at any time during a period of 12 consecutive months, when any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the “Company”, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, more than fifty percent (50%) of the then outstanding common shares of the Company;
(ii)    at any time during a period of 12 consecutive months, when individuals who constitute the Board of Directors of the Company (the “Board”) at the beginning of such period cease for any reason to constitute a majority of members of the Board
(iii)    all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or
(iv)    there occurs a reorganization, merger, consolidation, amalgamation or other corporate transaction involving the Company (a "Transaction”), other than with a wholly-owned subsidiary and other than a transaction, that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Transaction.

Terms	Definitions
Cause
The Company shall have “Cause” to terminate the Participant’s employment hereunder upon (A) the engaging by the Participant in serious negligence or willful misconduct which is demonstrably injurious to its subsidiaries; (B) willful and intentional failure to comply in all material respects with the direction of the Board after written notice and the opportunity to correct, or (C) the conviction, a plea of guilty or a plea of no contest of the Participant for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Good Reason
“Good Reason” shall mean (A) a failure by the Company to comply with any material provision of the Participant’s Employment Agreement, (B) the assignment to the Participant by the Company of duties inconsistent in a material adverse respect with the Participant’s position, authority, duties or responsibilities with the Company, as applicable, including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Participant’s titles as then in effect, (C) without the Participant’s prior written consent, any reduction in Base Salary and annual benefits, or (D) change in the condition of employment.

Transition Period
The period following the Significant Transaction during which CIC award provisions may be claimed by a Participant under specific conditions as outlined herein.
The Transition Period for all Participants is 12 months following the date of the Significant Transaction.

3.2.	Related Policies & Regulations
The Change in Control sections of the Equity Plan documents, subject to note (3) in Section 2.1 above.

3.3.	Section 409A and Section 457A
With respect to any CIC awards subject to Section 409A or Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”), this Policy is intended to comply with the requirements of Section 409A or Section 457A of the Code, as applicable, and the provisions of this Policy will be interpreted in a manner that satisfies the requirements of Section 409A or Section 457A of the Code, as applicable, and this Policy will be operated accordingly. If any provision of this Policy or any term or condition of any CIC award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

For the avoidance of doubt, nothing in this Policy is intended to guarantee that the Participants will not be subjected to the payment of “additional tax” or interest under Section 409A or Section 457A of the Code, and nothing in this Policy permits the Participants to seek or obtain such indemnification from the Company for any such “additional tax” or interest. If an amount payable under a CIC award as a result of the Participant’s termination of service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount will not occur until six months and one day after the date of the Participant’s termination, except as permitted under Section 409A of the Code. For the avoidance of doubt, the tax treatment of the benefits provided under this Policy is not warranted or guaranteed.

3.4.	Benefits Under Applicable Laws
In the event that, in addition to the CIC awards under this Policy, a Participant is also eligible to receive payments and/or benefits under the laws and regulations of the applicable jurisdiction (“Statutory Benefits”) as a result of his/her termination of employment during the Transition Period following a Significant Transaction, the Participant will receive (i) the greater of either (x) his/her Statutory Benefits or (y) his/her CIC awards under this Policy (excluding accelerated vesting and payment of any unvested equity awards) and (ii) accelerated vesting and, if applicable, payment of any unvested equity awards held by him/her.